UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 24, 2009
Viasystems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-29727	43-1777252
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 South Hanley Road, Suite 400, St. Louis, MO	63105
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (314) 727-2087
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Overview. On November 24, 2009, Viasystems, Inc. (the “Company”) issued $220 million aggregate principal amount of its 12% Senior Secured Notes due 2015 (the “Notes”) under an indenture, dated as of November 24, 2009 (the “Indenture”), among the Company, the guarantors named therein and Wilmington Trust FSB, as trustee (the “Trustee”). The Notes were sold pursuant to a purchase agreement dated November 10, 2009 among the Company, the guarantors named therein and Goldman, Sachs & Co., as the representative of the several purchasers, at a price of 93.769% of their par value. A copy of the Indenture is filed herewith as Exhibit 4.1. The Company used a portion of the net proceeds from the sale of the Notes to pay the consideration for its validly tendered 10.5% Senior Subordinated Notes due 2011 (the “2011 Notes”), plus fees and expenses relating thereto, pursuant to its previously announced tender offer. The remaining net proceeds are being held in escrow pending the Company’s redemption of the remaining 2011 Notes on January 15, 2010.
The Notes will mature on January 15, 2015. The Company will pay interest on the Notes on January 15 and July 15 of each year, commencing on July 15, 2010. Interest on the Notes will accrue at a rate of 12% per annum and be payable in cash.
Guarantees. All of the Company’s domestic subsidiaries, other than certain immaterial subsidiaries, will jointly and severally and unconditionally guarantee the Notes on a senior secured basis.
Security. The Notes and the related guarantees will be secured, together with any shared lien obligations, equally and ratably by security interests in substantially all of the assets of the Company and the guarantors except for certain excluded assets. The collateral trustee will initially hold first-priority liens on the collateral in trust for the benefit of the noteholders and the holders of any shared lien obligations. The Company will be permitted to incur additional debt in the future that will be entitled to a first-priority lien on the collateral and the noteholders and the holders of any shared lien obligations would thereafter have a second-priority lien on the collateral.
Ranking. The Notes are the Company’s senior secured obligations and rank equally in right of payment with all of the Company’s existing and future senior debt. The Notes and the related guarantees are effectively subordinated to any obligations that are secured by any of the Company’s assets that are not part of the collateral for the Notes and the related guarantees, as applicable to the extent of the value of the assets securing such obligations. In addition, the Notes and the related guarantees are effectively subordinated to any obligations of the Company’s subsidiaries that are not guarantors of the Notes.
Security Documents. The Company, the guarantors named therein and Wilmington Trust FSB, as the collateral trustee (the “Collateral Trustee”), have entered into, and expect to enter into in the future, security documents that define the terms and the security interests that secure the Notes and the guarantees with respect to the collateral. The collateral trust agreement, dated November 24, 2009, among the Company, the guarantors named therein and the Collateral Trustee is filed herewith as Exhibit 10.1.
Offer to Purchase; Open Market Purchases. The Company is not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under “Change of Control” and “Asset Sale Proceeds” below. The Company may at any time and from time to time purchase Notes in the open market or otherwise.
Optional Redemption. The Company may redeem some or all of the Notes at any time before July 15, 2012 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the redemption date and a premium equal to the greater of (i) 1% of the principal amount of the Notes redeemed on the redemption date and (ii) the excess, if any, of (a) the present value at the redemption date of (A) the redemption price of such Notes at July 15, 2012 (such redemption price being set forth in the table below), plus (B) all required interest payments due on such Notes through July 15, 2012 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the treasury rate as of the redemption date plus 50 basis points, over (b) the principal amount of such Notes on the redemption date.

On or after July 15, 2012, the Notes may be redeemed, at the Company’s option, in whole or in part, at any time and from time to time at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) plus accrued and unpaid interest thereon to the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

Year	Percentage
2012	106.000%
2013	103.000%
2014 and thereafter	100.000%
In addition, until July 15, 2012, the Company may, at its option, redeem up to 35% of the then outstanding aggregate principal amount of the Notes at a redemption price equal to 112.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings to the extent such net cash proceeds are contributed to the Company; provided that at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture (excluding Notes held by the Company and its subsidiaries) remains outstanding immediately after the occurrence of such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such equity offering.
Change of Control. If the Company experiences a change of control (as defined in the Indenture), it will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.
Asset Sale Proceeds. If the Company or its subsidiaries engage in certain Asset Sales (as defined in the Indenture), the Company generally must either re-invest the net cash proceeds from such sales in its business within a specific period of time, prepay certain of its or the guarantors’ secured debt or debt of non-guarantors or make an offer to purchase a principal amount of the Notes and certain other debt equal to the excess net cash proceeds. The purchase price of the Notes will be 100% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase.
Covenants. The Indenture contains covenants limiting the Company’s ability and the ability of its restricted subsidiaries to, among other things:
•	incur additional debt or issue certain preferred stock;

•	pay dividends or make distributions on the Company’s capital stock or redeem, repurchase or retire the Company’s capital stock, subordinated debt or certain unsecured debt;

•	make certain investments;

•	create liens on the Company’s or its restricted subsidiaries’ assets to secure debt or trade payables;

•	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries;

•	enter into transactions with affiliates;

•	merge or consolidate with another person or sell or otherwise dispose of all or substantially all of the Company’s assets;

•	sell assets, including capital stock of the Company’s subsidiaries; and

•	designate the Company’s subsidiaries as unrestricted subsidiaries.
No Registration Rights. Holders of the Notes do not have the benefit of any exchange or registration rights.
Events of Default. The Indenture provides for customary events of default, including, without limitation, payment defaults, covenant defaults, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts, the failure of any guaranty by a significant party to be in full force and effect and if security interest on the collateral ceases to be in full force and effect, except as otherwise permitted under the Indenture, the security documents is declared invalid or unenforceable. If any such event of default occurs, it may permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes issued under the Indenture to be due and payable immediately.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

Exhibit 4.1	Indenture, dated as of November 24, 2009, among Viasystems, Inc., the guarantors named therein and Wilmington Trust FSB, as trustee.

Exhibit 10.1	Collateral Trust Agreement, dated as of November 24, 2009, among Viasystems, Inc., the guarantors named therein, Wilmington Trust FSB, as trustee and collateral trustee, and the other parity lien representatives from time to time party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: December 2, 2009

By:	/s/ Gerald G. Sax
Gerald G. Sax
Chief Financial Officer